NEWS RELEASE

FOR IMMEDIATE RELEASE: October 28, 2014	FOR MORE INFORMATION, CONTACT: Robert L. Buzzo
(276) 326-9000

First Community Bank Completes Acquisition of Branches in

Southwestern Virginia and Piedmont North Carolina Regions

Bluefield, Virginia – First Community Bank is pleased to announce that it has completed its acquisition of seven Bank of America branches in southwestern Virginia and Mt. Airy, North Carolina. First Community Bank is a wholly-owned subsidiary of First Community Bancshares, Inc., (NASDAQ:FCBC) (www.fcbinc.com) which is headquartered in Bluefield, Virginia.

The purchase was finalized and the branches were converted to First Community Bank branches during the weekend of October 24–26. The acquired locations opened as First Community Bank branches the morning of October 27th. First Community Bank added approximately $318 million in deposits through the acquisition. No loans are included in the purchase.

“We couldn’t be more pleased about adding these new locations to our already strong branch presence in southwestern Virginia and the northern Piedmont Region in North Carolina,” said Gary R. Mills, First Community Bank’s Chief Executive Officer. Mills went on to say, “This branch expansion further solidifies our commitment to these very important regions of our banking operations, and we look forward to serving customers at the new locations and being an integral part of our new communities.”

The acquisition expands First Community Bank’s footprint and signals ongoing strategic growth for the company. In addition to Mt. Airy in North Carolina, the acquired branches in southwestern Virginia are in the communities of Blacksburg, Pulaski, Hillsville, Wytheville, Gate City, and Abingdon. Additionally, First Community Bank purchased remote ATM locations in Weber City, Virginia, and Mt. Airy, North Carolina. Prior to the acquisition, First Community Bank operated 28 banking locations in southwestern Virginia, the Piedmont Region of North Carolina, southern West Virginia, and eastern Tennessee, all of which are in close proximity to the acquired branches. First Community Bank has retained the current employees of the acquired branches.

About First Community Bancshares, Inc.

First Community Bancshares, Inc., a financial holding company headquartered in Bluefield, Virginia, provides banking products and services through its wholly-owned subsidiary First Community Bank. First Community Bank operated 63 banking locations throughout Virginia, West Virginia, North Carolina, South Carolina, and Tennessee as of June 30, 2014. First Community Bank offers wealth management and investment services through its wholly-owned subsidiary First Community Wealth Management, a registered investment advisory firm, and the Bank’s Trust Division, which collectively managed $709 million in combined assets as of June 30, 2014. The Company provides insurance services through its wholly-owned subsidiary Greenpoint Insurance Group, Inc., a full-service insurance agency headquartered in High Point, North Carolina, that operated 9 insurance locations throughout Virginia, West Virginia, and North Carolina as of June 30, 2014. The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol “FCBC”. The Company reported consolidated assets of $2.58 billion as of June 30, 2014. Additional investor information can be found on the Company’s website at www.fcbinc.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in First Community Bancshares, Inc.’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.